Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Completes December 15 Special Dividend Payment

INCLINE VILLAGE, NV, December 15, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has paid the December 15, 2009 special dividend payment of $1.67 per share to all stockholders owning shares of PDL as of December 1, 2009. With this payment, distributions to stockholders for the year ended December 31, 2009 total $2.67 per share. In January 2010, the Company will make a determination regarding the federal tax characteristics of the Company’s 2009 cash distributions and the allocation between dividend income and return of capital for federal income tax purposes. This information will be disclosed in a press release, posted on the Company’s website and reported to the Company’s transfer agent for inclusion in Form 1099-DIV to be sent at the end of January to each stockholder of the Company’s stock in 2009.

As previously announced, the conversion rate for the Company’s 2.00% Convertible Senior Notes due February 15, 2012 was adjusted to 119.294 shares of common stock per $1,000 principal amount, as a result of the dividend payment. The conversion rate for the 2.75% Convertible Subordinated Notes due August 16, 2023 was also adjusted to 164.7254 shares of common stock per $1,000 principal amount.

About PDL BioPharma, Inc.

PDL BioPharma pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.